NEWS RELEASE

For Immediate Release

Nord Resources Reports 2012 Second-Quarter Results

  Average realized copper prices significantly lower in 2012 second quarter and first six months compared with 2011 periods

  Second-quarter 2012 net sales of $2.0 million, down from $2.4 million in first quarter 2012 and compares with $3.4 million in second-quarter 2011

  Cost of sales and general and administrative costs reduced by $1.6 million in 2012 second quarter

  Costs applicable to sales in 2012 second quarter include $2.1 million of abnormal production costs due to the underutilization of plant capacity

  Net loss of $2.4 million in 2012 second quarter, compared with $3.1 million net loss in 2011 period

  Results continue to reflect July 2010 suspension of mining new ore pending debt restructuring and new financing, and tight control of expenses

  Company continues producing copper by leaching ore previously placed on pads

TUCSON, AZ, August 14, 2012 - Nord Resources Corporation (OTC Pink Market: NRDS), which is producing copper at its Johnson Camp Mine in Arizona, today announced its unaudited financial results for the second quarter ended June 30, 2012. The condensed consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles and all currency amounts are in U.S. dollars.

"In July 2010, Nord suspended mining new ore, undertaking a program to reduce and tightly manage our expenses and maximize cash flow as we pursued plans to restructure our debt and to raise new financing required for our operations and the construction of a new leaching lad," said Wayne Morrison, Chief Executive and Chief Financial Officer. "Since then, we have continued to produce copper by leaching the ore previously placed on our three pads and processing it through the Johnson Camp Mine's SX-EW plant.

"Nord's financial results through the first half of 2012 reflect the expected continuing decline in copper production from the leaching process, the decline this year in the average price of copper, and the need to recognize abnormal production costs. We expect that our production level will continue to decline steadily until Nord resumes mining and crushing new ore. In the meanwhile, we will continue to manage our expenses at a level reflecting our reduced operating activity," he continued.

"The net loss that we have incurred in the 2012 second quarter and through the first half of this year also reflects abnormal production costs reflecting the underutilization of the Johnson Camp Mine's plant capacity. In the 2012 second quarter and first half of the year, these abnormal costs amounted to $2.1 million ($3.69 per pound), and $4.6 million ($3.82 per pound), respectively, resulting in an average cost of copper sold during the periods of $5.12 and $5.26 per pound, respectively.

"Further," Mr. Morrison continued, "the average realized price of copper sold during the 2012 second quarter and first six months was $3.50 and $3.66 per pound, respectively (first-quarter average price was $3.81 per pound). The prices realized in 2012 are considerably lower than the average prices in the comparable 2011 periods of $4.15 and $4.28, respectively. The lower copper prices significantly contributed to the net loss that the company incurred for the 2012 periods,

"We continue to plan the building of a new leach pad, about equal in size to two of our existing three pads, and we expect that this will enable us to achieve our target production rate of 25 million pounds of copper per year. The new pad requires an estimated capital investment of approximately $18 million.

"As has been true since 2010, the construction and start-up of the new pad requires that we obtain new financing to restructure our debt, cover the cost of the new leach pad and to provide working capital for the resumption of mining and processing new ore. We continue to work on obtaining new financing. However, we cannot be certain that our efforts will prove successful," Mr. Morrison said.

Additional Financial Highlights

  Second-quarter 2012 net sales were $2,016,395 (including $7,579 in amortization of deferred revenue) from the sale of 576,568 pounds of copper; six-month 2012 net sales were $4,394,409 (including $15,829 in amortization of deferred revenue) from the sale of 1,200,940 pounds of copper. The reduced amount of copper sold in the 2012 second quarter from the first quarter of the year (576,568 pounds versus 624,372 pounds in the 2012 first quarter) reflects the expected gradual decline in production as the company continues to leach material previously placed on the three pads.

Second-quarter 2011 net sales were $3,386,830 (including $10,767 in amortization of deferred revenue) from the sale of 816,896 pounds of copper; six-month 2011 net sales were $8,140,174 (including $25,050 in amortization of deferred revenue) from the sale of 1,900,514 pounds of copper.

  Costs applicable to sales in the 2012 second quarter were $2,949,299 (including $2,122,795 in abnormal production costs due to the underutilization of plant capacity). For the first six months of 2012, costs were $6,317,725 (including $4,584,210 in abnormal production costs due to the underutilization of plant capacity).

The average cost per pound of copper sold during the 2012 three and six-month periods was $5.12 and $5.26 per pound, respectively. The average cost per pound of copper sold excluding abnormal production costs was $1.43 and $1.44 per pound, respectively, during the same periods.

For 2011 second quarter, Nord incurred $4,279,040 of costs applicable to sales (including $3,100,225 in abnormal production costs due to the underutilization of plant capacity). For the first six months of 2011, Nord incurred costs of $8,661,845 (including $5,974,410 in abnormal production costs due to the underutilization of plant capacity).

The average cost per pound of copper sold during the three and six-month periods of 2011 was $5.24 and $4.56 per pound, respectively. The average cost per pound of copper sold excluding abnormal production costs was $1.44 and $1.41 per pound, respectively.

The increase in the average cost per pound of copper sold during the 2012 second quarter versus the same period in 2011 is primarily due to the absorption of increased abnormal production costs resulting from the continuing decrease in the utilization of plant capacity.

  General and administrative (G&A) expenses decreased to $366,986 for the 2012 second quarter, compared with $676,623 for the 2011 period. The decrease was primarily due to a $242,308 reduction in professional and consulting fees.

G&A expenses decreased to $765,948 for the 2012 six-month period, compared with $1,194,456 for the first half of 2011. The decrease is primarily due to a $181,333 decrease in consulting fees related to the refinancing of the amounts due to the company's mining contractor; a $113,395 decrease in general consulting fees, and an $87,720 decrease in compensation expense.

  Depreciation, depletion, and amortization (DD&A) expenses decreased to $196,065 in the 2012 second quarter, compared with $230,683 in the 2011 period; DD&A was $408,336 in the first half of 2012, down from $489,987 in the 2011 period. The decrease in DD&A is primarily due to the decline in the pounds of copper produced during the 2012 periods compared with the 2011 levels.

  Other expense decreased to $901,721 and $1,807,964 for the second quarter and first six months of 2012, respectively, compared with $1,273,902 and $3,144,684 in the 2011 periods. The declines are primarily due to gains on derivatives classified as trading securities, compared with losses incurred in the 2011 periods, which more than offset by an increase in interest expense.

  The company incurred a net loss of ($2,397,676) or ($0.02) per share on a basic and diluted basis for the 2012 second quarter, compared with a net loss of ($3,073,418) or ($0.03) per share on a basic and diluted basis for the 2011 period. For the first half of 2012, the net loss amounted to ($4,905,564) or ($0.04) per share on a basic and diluted basis, compared with a net loss of ($5,350,798) for the first half of 2011.

Liquidity and Cash Flow

The shortfall in copper production in 2010, 2011, and through the second quarter of 2012 from previously expected levels, and the marked decline in copper prices in 2012, has adversely affected the company's working capital and cash flow. As a result, Nord has been unable to meet certain debt obligations in 2010, 2011, and the first half of 2012. This situation is not expected to improve in the short term, subject to a restructuring of the company's outstanding debt and the obtaining of additional capital.

As announced on May 14, 2010, Nedbank Limited (Nedbank), the company's senior lender, declined to extend a forbearance agreement regarding the scheduled quarterly principal and interest payments that were due between March 31, 2010 and June 30, 2012 under Nord's $25 million secured term-loan facility. Accordingly, the company has been in default of its obligations under the Credit Agreement with Nedbank since May 14, 2010 and the full amount of the outstanding principal of $23,257,826 is included in the company's current liabilities.

Nedbank Capital also declined to extend the forbearance agreement regarding the company's failure to make the timely monthly settlement payments between April 6, 2010 and January 6, 2012 related to the company's copper hedge program. As of June 30, 2012, the amount due to Nedbank Capital related to these settlements is $16,106,691 and is included in copper derivatives settlement payable within the condensed consolidated balance sheet.

As previously disclosed, given this default, Nedbank has full authority to exercise its rights under the Credit Agreement, including the acceleration of the full amount due thereunder and the institution of foreclosure proceedings against the Johnson Camp Mine. In accordance with the Credit Agreement, upon an event of default the interest rate on the outstanding debt and unpaid accrued interest is increased by 3.00% to the three-month United States Dollar London Interbank Offered Rate (LIBOR) plus 9.06% (9.53% at June 30, 2012).

On July 29, 2010, Nord reached an agreement with Fisher Industries, the company's mining contractor, to convert $8,200,000 of unsecured trade payables, including the former note in the amount of $850,000 and the $110,500 accrued interest thereon, into a two-year unsecured note bearing interest on the outstanding principal at the rate of 6% per annum.

As of June 30, 2012, the total principal balance on the note of $6,183,493 is included in current liabilities. Accrued interest related to the note was $36,165 as of June 30, 2012.

The unpaid principal, along with unpaid accrued interest, was due in full on July 31, 2012. Nord was unable to make the required principal and accrued interest payment to Fisher upon the maturity of the Note on July 31, 2012. As of the date of this news release, the company has not received a formal default notification from Fisher.

If Nedbank, Nedbank Capital, and/or Fisher Industries elect to note Nord in default and enforce their respective rights, the company will not be able to continue as a going concern.

  At the end of the 2012 second quarter, the company had cash reserves of $4,052 (compared with $118,058 at the 2011 year-end), excluding $0.7 million in restricted marketable securities being held in conjunction with two letters of credit. The working capital deficiency of ($55.1 million) includes $23.3 million in the current portion of senior long-term debt, $16.1 million in copper derivatives settlement payable, and $6.2 million current portion of long-term debt. As of December 31, 2011, cash reserves were $0.1 million and the working capital deficiency amounted to ($51.8 million), including $21.5 million in current portion of senior long-term debt, $16.1 million in copper derivatives settlement payable, $6.2 million of current maturity of long-term debt, and $1.8 million of senior long-term debt that was classified as current liabilities due to the company's default on the underlying agreements.

  Nord's cash flows from operating activities during the six months ended June 30, 2012 were ($93,460) compared with $184,186 during the same period in 2011. The decrease in cash flows provided by operating activities between the two periods of ($277,646) is primarily due to a decrease in the net loss of $445,234 offset by a decrease in cash flows from the sale of inventory of $664,019.

About Nord Resources

Nord Resources Corporation is producing copper at the Johnson Camp Mine, the company's primary asset, which is located approximately 65 miles east of Tucson, Arizona. For further information, please visit our website at nordresources.com.

Forward-Looking Statements

All statements in this release, other than those of historical facts, may be considered to be "forward-looking".

Nord's continuation as a going concern is dependent upon its ability to refinance the obligations under its Credit Agreement with Nedbank and the Copper Hedge Agreement with Nedbank Capital, pay in full the outstanding Note held by Fisher Industries, raise additional capital, and on its ability to produce copper to sell at a level where the company becomes profitable and generates cash flows from operations. To succeed, Nord must be able to proceed with its plans to build additional leach-pad capacity, resume full operations, and achieve its operating plan. If management cannot achieve its operating plan because of the company's inability to obtain the required financing, or because of sales shortfalls, a reduction in copper prices, or other unfavorable events, the company may find it necessary to dispose of assets, or undertake other actions as may be appropriate.

Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to, Nord's ability to restructure the company's outstanding debt and raise additional working capital, the market price of copper, general economic, market, and business conditions, the company's ability to reach full production rates, and other factors that may cause the actual results, performance or achievements of the company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements or information. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. In addition, Nord's business and operations are subject to the risk factors set forth in Nord's most recent Form 10-K and other SEC filings which are available through EDGAR at www.sec.gov, and in Nord's prospectus and other filings with the British Columbia and Ontario Securities Commissions, which are available through SEDAR at www.sedar.com. Nord assumes no obligation to update the forward-looking statements except as may be required by law.

For further information:
Wayne Morrison
Chief Executive Officer and Chief Financial Officer
Nord Resources Corporation
(520) 292-0266
www.nordresources.com

Investor and Media Relations
Richard Wertheim
Wertheim + Company Inc.
(416) 594-1600
or
(416) 518-8479 (cell)
or by email at wertheim@wertheim.ca

NORD RESOURCES CORPORATION AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
JUNE 30, 2012 AND DECEMBER 31, 2011

	June 30, 2012	December 31, 2011

	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$4,052	$118,058
Accounts receivable	168,092	345,382
Inventories	2,979,081	3,763,892
Prepaid expenses and other assets	135,698	159,986

Total Current Assets	3,286,923	4,387,318

Property and Equipment, at cost:
Property and equipment	50,543,530	50,518,198
Less accumulated depreciation, depletion and amortization	(6,519,664)	(6,313,728)

Net Property and Equipment	44,023,866	44,204,470

Other Assets:
Deposits	146,079	146,079
Restricted marketable securities	686,476	686,476
Debt issuance costs, net of accumulated amortization	195,699	368,684
Stockpiles and ore on leach pads	5,388,734	6,347,012

Total Other Assets	6,416,988	7,548,251

Total Assets	$53,727,777	$56,140,039

NORD RESOURCES CORPORATION AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
JUNE 30, 2012 AND DECEMBER 31, 2011
(Continued)
	June 30, 2012	December 31, 2011

	(Unaudited)
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
Accounts payable	$4,608,589	$4,163,041
Accrued expenses	1,585,449	1,316,074
Accrued interest	6,487,252	4,933,337
Copper derivatives settlement payable	16,106,691	16,106,691
Current maturity of long-term debt	6,183,499	6,190,999
Current maturities of senior long-term debt	23,257,826	21,481,183
Current maturities of derivative contracts, at fair value	8,509	54,896
Senior long-term debt accelerated due to default	-	1,776,643
Other current liabilities	142,498	147,634

Total Current Liabilities	58,380,313	56,170,498

Long-Term Liabilities:
Deferred revenue, less current portion	4,637,252	4,646,868
Accrued reclamation costs	3,395,078	3,195,497
Other long-term liabilities	6,135	14,635

Total Long-Term Liabilities	8,038,465	7,857,000

Total Liabilities	66,418,778	64,027,498

Commitments and contingencies
Stockholders' Deficit:
Common stock: $.01 par value, 400,000,000 shares authorized, 112,488,604 and 112,177,627 shares issued and outstanding as of June 30, 2012 and December 31, 2011, respectively	1,124,887	1,121,777
Additional paid-in-capital	122,232,158	122,133,246
Accumulated deficit	(136,048,046)	(131,142,482)

Total Stockholders' Deficit	(12,691,001)	(7,887,459)

Total Liabilities and Stockholders' Deficit	$53,727,777	$56,140,039

NORD RESOURCES CORPORATION AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2012 AND 2011
(Unaudited)
	2012	2011

Net sales	$4,394,409	$8,140,174

Costs applicable to sales (exclusive of depreciation, depletion and amortization shown separately below)	6,317,725	8,661,845
General and administrative expenses (includes stock based compensation of $102,022 and $156,195, respectively)	765,948	1,194,456
Depreciation, depletion and amortization	408,336	489,987

Loss from operations	(3,097,600)	(2,206,114)

Other income (expense):
Interest expense	(1,913,824)	(1,809,486)
Gains (losses) on derivatives classified as trading securities	46,387	(1,391,209)
Miscellaneous income	59,473	56,011
Total other expense	(1,807,964)	(3,144,684)

Loss before income taxes	(4,905,564)	(5,350,798)
Provision for income taxes	-	-

Net loss	$(4,905,564)	$(5,350,798)

Net loss per basic and diluted share of common stock:
Weighted average number of basic and diluted common shares outstanding	114,475,722	113,397,048
Basic and diluted loss per share of common stock	$(0.04)	$(0.05)

NORD RESOURCES CORPORATION AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS ENDED JUNE 30, 2012 AND 2011
(Unaudited)
	2012	2011

Net sales	$2,016,395	$3,386,830
Costs applicable to sales (exclusive of depreciation, depletion and amortization shown separately below)	2,949,299	4,279,040
General and administrative expenses (includes stock based compensation of $49,785 and $73,966, respectively)	366,986	676,623
Depreciation, depletion and amortization	196,065	230,683

Loss from operations	(1,495,955)	(1,799,516)

Other income (expense):
Interest expense	(963,468)	(920,278)
Gains (losses) on derivatives classified as trading securities	17,706	(386,531)
Miscellaneous income	44,041	32,907

Total other expense	(901,721)	(1,273,902)

Loss before income taxes	(2,397,676)	(3,073,418)
Provision for income taxes	-	-

Net loss	$(2,397,676)	$(3,073,418)

Net loss per basic and diluted share of common stock:

Weighted average number of basic and diluted common shares outstanding	114,631,186	113,483,661
Basic and diluted loss per share of common stock	$(0.02)	$(0.03)